     As filed with the Securities and Exchange Commission on August 8, 1997


                                                       REGISTRATION NO.  333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -----------------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      -----------------------------------

                              IDENTIX INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

       CALIFORNIA                                           94-2842496
    (State or other                                      (I.R.S. Employer
    jurisdiction of                                     Identification No.)
   incorporation or
     organization)

     510 NORTH PASTORIA AVENUE, SUNNYVALE, CALIFORNIA 94086, (408) 731-2000
     ----------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            RANDALL C. FOWLER, PRESIDENT AND CHIEF EXECUTIVE OFFICER
     510 NORTH PASTORIA AVENUE, SUNNYVALE, CALIFORNIA 94086, (408) 731-2000
     ----------------------------------------------------------------------
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      -----------------------------------

                                   Copies to:
                             Richard Friedman, Esq.
                         Heller Ehrman White & McAuliffe
                              525 University Avenue
                           Palo Alto, California 94304
                            Telephone: (415) 324-7000
                            Facsimile: (415) 324-0638

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ] _______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
                                                      PROPOSED       PROPOSED
                                                       MAXIMUM       MAXIMUM
                                        AMOUNT        OFFERING      AGGREGATE      AMOUNT OF
        TITLE OF SECURITIES              TO BE          PRICE        OFFERING    REGISTRATION
          TO BE REGISTERED            REGISTERED    PER SHARE(1)      PRICE           FEE
------------------------------------------------------------------------------------------------
Common Stock, no par value              112,500       $10.00         $1,125,000      $340
------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock as reported on the American Stock Exchange, on August 6, 1997.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is a subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED AUGUST 8, 1997


PROSPECTUS



                              IDENTIX INCORPORATED

                                 112,500 SHARES
                                  COMMON STOCK


        This Prospectus (the "Prospectus") covers the offer and sale of 112,500 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Identix Incorporated ("Identix" or the "Company") by the holders thereof named in this Prospectus (the "Selling Shareholders"). The Shares offered by the Selling Shareholders were issued to the Selling Shareholders in a private transaction as a portion of the consideration for the sale of all outstanding shares of Biometric Applications and Technology, Inc., a Missouri corporation, by the Selling Shareholders to Identix.

        Some or all of the Shares may be offered for sale from time to time by the Selling Shareholders at such prices and on such terms as may be then obtainable, in negotiated transactions, or otherwise. This Prospectus may be used by the Selling Shareholders or by any broker-dealer who may participate in sales of the Shares. The Selling Shareholders will pay all commissions, transfer taxes, and other expenses associated with the sales of the Shares by them. The Company will pay the expenses of the preparation of this Prospectus.

        The Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "IDX". On August 6, 1997, the closing price on the AMEX was $9.9375 per share.


            THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF
                  RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


                The date of this Prospectus is ___________, 1997

        NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                              AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Identix and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary-Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy and information statements and other information filed electronically by the Company with the Commission may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the offices of the American Stock Exchange, Inc. at 86 Trinity Place, New York, New York 10006. Reports, proxy and information statements and other information filed electronically by the Company with the Commission can also be inspected on the Commission's website at http://www.sec.gov.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

        1. The Company's annual report on Form 10-K for the fiscal year ended June 30, 1996;

        2. The Company's quarterly reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996, and March 31, 1997;

        3. The Company's current report on Form 8-K dated March 26, 1996, as amended, the current report on Form 8-K dated June 30, 1996, and the current report on Form 8-K dated August 26, 1996; and

        4. The description of the Common Stock contained in the Company's Form 8-A Registration Statement filed with respect to the Common Stock pursuant to
Section 12 of the Exchange Act.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus and the Company's most recent definitive proxy statement filed with the Commission, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Identix Incorporated, 510 North Pastoria Avenue, Sunnyvale, California 94086, Attention:
James P. Scullion, Chief Financial Officer (Telephone (408) 731-2000).


                                   THE COMPANY

        Identix designs, develops, manufactures and markets two categories of products for security, anti-fraud, law enforcement and other applications: (i) biometric identity verification ("Bio-ID") products that identify an individual through the unique biological characteristics of a fingerprint and (ii) biometric imaging products that capture forensic quality fingerprint images directly from an individual's fingers for law enforcement and other applications. The Company's principal Bio-ID products are TouchNet II*, TouchSafe II*, TouchLock II*, TouchClock II*, and TouchBlock*. The Company's principal biometric imaging products are TouchPrint 600*, TouchView II*, I(3)Workstation* and DocuColor*. The Company provides information technology, engineering and management consulting services to private and public sector clients through a wholly owned subsidiary, ANADAC, Inc. ("ANADAC"). ANADAC's services support the development, installation, integration, and operation of hardware and software technology solutions, including Identix products, for a variety of client operating environments.

        In March 1996, the Company acquired Fingerscan Pty Limited ("Fingerscan"), a privately-held Australian-based company that designs and markets Bio-ID products. Fingerscan had been a long-standing Identix OEM partner integrating Identix fingerprint identification technology into Fingerscan's fingerprint identity and verification products and systems. In June 1996, the Company acquired Innovative Archival Solutions, Inc. ("IAS"), a privately-held company which provides fingerprinting services using the Company's biometric imaging products. In July 1997, Identix acquired Biometric Applications and Technology, Inc. ("BAT"), a privately-held Missouri based company which specializes in biometric verification technology, including fingerprint identification and smart cards.


----------
* The Company has adopted TouchNet II(TM), TouchSafe II(TM), TouchLock II(TM), TouchClock II(TM), TouchBlock(TM), TouchPrint 600(TM), TouchView II(TM), I(3) Workstation(TM) and DocuColor(TM) as trademarks.

                                  RISK FACTORS


        The statements in this Prospectus that are not historical facts are forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

FLUCTUATIONS IN QUARTERLY RESULTS; HISTORY OF LOSSES

        The Company's quarterly operating results have in the past been, and will continue to be, subject to significant variations resulting from a number of factors, many of which are outside the Company's control and any one of which could substantially affect the Company's results of operations for any particular fiscal period. The Company's revenues in any period have been, and in the near term are expected to be, derived from large orders from a limited number of customers, which in most cases are government agencies or resellers who sell the Company's products to government agencies. Accordingly, revenues in a particular quarter will be dependent upon the timing and size of major orders and the timing of recognition of revenues from those orders. Government agencies are subject to political and budgetary constraints and orders from them may be canceled or substantially delayed or the receipt of revenues or payments substantially delayed due to political and budgetary processes or other scheduling delays relating to the contract or bidding process. In addition, the Company's contracts with local government agencies may be contingent upon availability of matching funds from state or federal entities. Other factors which can result in fluctuations in quarterly results of operations include budgetary and purchasing cycles of government agencies; changes in the mix of products and services sold; the pricing of existing and future products by the Company's competitors; the introduction of new or enhanced products by the Company or its competitors and the market acceptance thereof; expenses related to, and results of, litigation; percentage of and costs associated with firm-fixed price ("FFP") contracts and time-and-material ("T&M") contracts; the availability and cost of key components; and fluctuations in general economic conditions. The Company also may choose to reduce prices or to increase spending in response to competition or to pursue new market opportunities, all of which may adversely affect the Company's business, financial condition and results of operations. Further, the lead time for ordering parts and materials and building the Company's products can be many months and the Company orders parts and materials and builds products based on its forecasted demand for the products. If demand for the Company's products lags significantly behind the Company's forecasts, the Company runs the risk of building too large an inventory, which may adversely affect cash flow and may result in write-offs or write-downs of inventory because of product obsolescence. Due to the foregoing factors, the Company's operating results may be below the expectations of public market analysts and investors in some future quarters, which would likely result in a decline in the trading price of the Company's Common Stock. The Company believes that period-to-period comparisons of its results of operations should not be relied upon as indications of future performance.

        At March 31, 1997, the Company had an accumulated deficit of approximately $30.2 million. The Company experienced net losses in each year since inception, including a net loss of approximately $3.4 million for fiscal 1996 which included a $4.7 million write-off of in-process research and development acquired when the Company purchased Fingerscan on March 26, 1996. There can be no assurance that the Company will be able to achieve profitability in any future periods.

DEPENDENCE UPON NEW AND UNCERTAIN MARKETS; UNCERTAINTY OF MARKET ACCEPTANCE

        Substantially all of the Company's product revenues to date have been, and for the foreseeable future are anticipated to be, derived from Bio-ID products and biometric imaging products. These products represent new technologies which have not gained widespread commercial acceptance. In particular, Bio-ID products represent a new approach to identity verification which has only been used in limited applications to date. The expansion of the market for the Company's products depends on a number of factors, including the cost and reliability of the

Company's products and products of competitors, customers' perception of the perceived benefits of these products, public perceptions of the intrusiveness of these products and the manner in which agencies are using the fingerprint information collected, public confidence as to confidentiality of private information, customers' satisfaction with the Company's products, and publicity regarding these products. Public objections have been raised to the use of biometric imaging products for some applications on civil liberties grounds. The Company's future success is dependent upon the development and expansion of markets for Bio-ID products and biometric fingerprinting products both domestically and internationally. In addition, even if markets develop for Bio-ID products and additional markets develop for biometric imaging products, there can be no assurance that the Company's products will gain wide market acceptance. A number of factors may limit the market acceptance of the Company's products, including the performance and price of the Company's products compared to competitive products or technologies, the practicalities of developing the infrastructure necessary to support certain Bio-ID applications such as ATMs and point-of-sale applications, the nature of technological innovations and new product development activities by the Company and its competitors, and the extent of marketing efforts by the Company's collaborators or partners. If the markets for the Company's products fail to develop or develop more slowly than anticipated or if the Company's products fail to gain wide market acceptance, the Company's business, financial condition and results of operations would be materially and adversely affected.

COMPETITION AND TECHNOLOGICAL CHANGE

        The markets for Bio-ID products and biometric imaging systems are extremely competitive and are characterized by rapid technological change, both as a result of technical developments exploited by competitors, the changing technical needs of the customers and frequent introductions of new features. In addition, the Company is experiencing intense price competition in the law enforcement market and, to a lesser extent, price competition in the markets where the Company sells its Bio-ID products. The Company expects competition to increase as other companies introduce additional and more competitive products. In order to compete effectively in this environment, the Company must continually be able to develop and market new and enhanced products and market those products at competitive prices. There can be no assurance that the Company will be able to make the technological advances necessary to compete successfully in its products business. Some of the Company's present and potential competitors have financial, marketing and research resources substantially greater than those of the Company. Existing and new competitors may enter or expand their efforts in the Company's product markets, or develop new products to compete against the Company's products. No assurance can be given that the Company's competitors will not develop new technologies or enhancements to existing products or introduce new products that will offer superior price or performance features or that new products or technologies will not render obsolete the products of the Company. For example, other companies have developed and are currently developing or have brought to market other methods of biometric identification such as hand geometry, voice recognition, signature recognition or retina scanning, which could significantly reduce the potential market for the Company's products if successfully developed and commercialized. The Company believes that to remain competitive in the future it will need to invest increasing financial resources in research and development. The Company's Bio-ID products also face competition from non-biometric technologies such as traditional key, card and surveillance systems, personal identification numbers and similar traditional verification methods.

        In its services business, the Company faces substantial competition from professional services providers of all sizes in the government professional services market. ANADAC is increasingly being required to bid on FFP and similar contracts that result in greater performance risk to ANADAC. If ANADAC is not able to maintain a competitive cost structure, support specialized market niches, retain its trained technical personnel or align with technology leaders, its ability to compete successfully will be materially and adversely affected.

DEPENDENCE ON NEW PRODUCT INTRODUCTIONS

        The Company's future success will depend upon its ability to address the needs of the market by enhancing its current products and by developing and introducing new products on a timely basis that keep pace with technological developments and emerging industry standards (including FBI accreditation standards), respond to evolving customer requirements and achieve market acceptance. The development of new, technologically-advanced products and product enhancements is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. Any failure by the Company to anticipate or adequately respond to technological developments or end user requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness or revenue. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products on a timely basis if at all, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of these products, or that any of its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or any other reason, to develop, introduce and sell its products in a timely manner, the Company's business, financial condition and results of operations would be materially and adversely affected. In addition, because a number of the Company's biometric imaging products and Bio-ID products are incorporated into systems marketed by other companies, or are co-marketed together with other products or services sold by other companies, the failure to introduce products in a timely manner may cause such companies to seek alternative suppliers or marketing partners. From time to time, the Company or its present or future competitors may announce new products, capabilities or technologies that have the potential to replace the Company's existing products. There can be no assurance that announcements of currently planned or other new products will not cause customers to delay or alter their purchasing decisions in anticipation of such products, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, new product introductions may contribute to fluctuations in quarterly operating results or result in the early obsolescence of the Company's products, because customers may forego ordering the Company's existing products. If the Company's new products have reliability or quality problems, the Company may experience reduced orders, higher manufacturing costs, delays in collecting accounts receivable and additional service and warranty expense.

UNCERTAINTY RELATED TO CONTRACTS FOR SERVICES WITH GOVERNMENT AGENCIES

        Because of downsizing in certain government programs, the Company has been expanding its marketing efforts to other targeted government agencies and commercial organizations, but there can be no assurance that the results of these efforts will be substantial enough to offset any decline in revenue from government programs that have been downsizing. There can be no assurance that the Company's services business will not be adversely affected by further downsizing in the government agencies to which the Company provides services.

        During both the fiscal year ended June 30, 1996 and the nine month period ended March 31, 1997, the Company derived approximately 41% of services revenues from T&M contracts and FFP contracts. T&M contracts typically provide for payment of negotiated hourly rates for labor incurred plus reimbursement of other allowable direct and indirect costs. FFP contracts provide for a fixed price for stipulated services or products, regardless of the costs incurred, which may result in losses from cost overruns. The Company assumes greater performance risk on FFP and T&M contracts and the failure to estimate accurately ultimate costs or to control costs during performance of the work can result in reduced profit margins or losses. There can be no assurance that the Company's services business will not incur such cost overruns for any FFP and T&M contracts it is awarded. In addition, revenues generated from contracts with government agencies are subject to audit and subsequent adjustment by negotiation between the Company and representatives of such government agencies. If such revenues are audited, there can be no assurance that no adjustments would be made and that such adjustments would not have a material adverse effect on the Company's business, financial condition and results of operations.

OTHER PUBLIC AGENCY CONTRACT CONSIDERATIONS

        A majority of the Company's revenues are derived from the sale of products and services to governmental agencies, VARs or OEMs who sell products to government agencies. Government agencies frequently require provisions in contracts that are not standard in private commercial transactions, such as bonding requirements and provisions permitting the purchasing agency to cancel the contract without penalty if funding for the contract is no longer available or is not obtained. As public agencies, the Company's prospective customers are also subject to public agency contract requirements which vary from jurisdiction to jurisdiction. Future sales to public agencies will depend on the Company's ability to meet public agency contract requirements, certain of which may be onerous or even impossible for the Company to satisfy. In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically contain provisions that permit cancellation in the event that funds are unavailable to the public agency. There can be no assurance that the Company will be awarded any of the contracts for which its products are bid or, if awarded, that substantial delays or cancellations of purchases will not result from protests initiated by losing bidders.

DEPENDENCE ON COLLABORATIVE PARTNERS FOR PRODUCT DISTRIBUTION

        The Company's strategy for the distribution of certain of its products requires entering into various arrangements with corporate collaborators. These agreements often are of short duration, terminable with little or no notice, and subject to periodic amendment. Although the Company believes that its collaborative partners and the systems integrators with which it works have an economic motivation to promote or use the Company's products, the amount and timing of resources to be devoted to these activities are not within the control of the Company. There can be no assurance that such parties will actively promote the Company's products or pursue installations which use the Company's equipment, that any distribution or other arrangements with the Company will not be terminated or renegotiated or that the Company will derive any revenues from such arrangements. The Company intends to continue to seek collaborative arrangements to commercialize certain of its products. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future or that current or future collaborative arrangements will be successful.

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

        Approximately 32% and 32% of the Company's net product revenues were for foreign installations in the nine month period ended March 31, 1997 and the fiscal year ended June 30, 1996, respectively. A key component of the Company's strategy is to continue expansion into international markets. There can be no assurance that the Company will be able to market, sell and deliver its products in these foreign countries. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in foreign operations, including longer accounts receivable payment cycles in certain countries, general economic conditions in each country, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, delays in or prohibitions on exporting products resulting from export restrictions for certain technologies (such as encryption technology), fluctuations in foreign currencies, fluctuations in the U.S. Dollar which can increase the sales price of the Company's products in local currencies, loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks, the overlap of different tax structures, risks of increases in taxes and other government fees and involuntary renegotiation of contracts with foreign governments. The Company is also at risk from changes in foreign and domestic laws, regulations and policies governing foreign operations. There can be no assurance that laws or administrative practice relating to taxation, foreign exchange or other matters of countries within which the Company operates or will operate will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of foreign countries treat the protection of proprietary rights differently from, and may not protect the Company's proprietary rights to the same extent as, laws in the United States.

DEPENDENCE ON LARGE ORDERS BY CUSTOMERS

        The Company's revenues have principally consisted, and will continue to consist principally, of large orders from a limited number of customers. While the individual customers may vary from period to period, the Company is nevertheless dependent upon these large orders for a substantial portion of its total revenues. There can be no assurance that the Company will be able to obtain large orders on a consistent basis. The Company's inability to obtain sufficient large orders would have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the timing and shipment of such orders may cause the operating results of the Company in any given quarter to differ from projections of securities analysts, which could adversely affect the trading price of the Company's Common Stock. Losses arising from customer disputes regarding shipping schedules, product condition or performance, or the Company's inability to collect accounts receivable from any major customer could also have a material adverse effect on the Company's business, financial condition and results of operations.

        Orders for the Company's biometric imaging products are often subject to delays associated with the lengthy approval processes that typically accompany large capital expenditures by government agencies. The Company's total revenues depend in significant part upon the decision of a government agency to adopt and integrate the Company's systems, which often involves a significant capital commitment as well as significant future support costs. Similar delays may also be experienced from government agencies procuring the Company's services. The Company often has a lengthy sales cycle while the customer evaluates and receives approvals for the purchase of the Company's products or services. Any significant failure by the Company to receive an order after expending significant funds and effort could have a material adverse effect on its business, financial condition and results of operations. It may be difficult to accurately predict the sales cycle of any large order. In the event one or more large orders fails to be shipped as forecasted for a fiscal quarter, the Company's total revenues and operating results for such quarter could be materially and adversely affected. In addition, even if the Company receives such an order, the order may be contingent upon availability of matching funds from state or federal entities or may be canceled or receipt of revenues may be substantially delayed due to political and budgetary processes.

RISK OF PRODUCT DEFECTS AND FAILURE TO MEET PERFORMANCE CRITERIA

        Complex products such as those offered by the Company may contain undetected or unresolved defects or may fail initially to meet customers' performance criteria when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company, defects or performance flaws will not be found in new products or new versions of products following commercial release or that performance failures will not result, causing loss of market share, delay in or loss of market acceptance, additional warranty expense or product recall. In addition, the failure of products to meet performance criteria could result in delays in recognition of revenue and higher operating expenses during the period required to correct and such defects. There is a risk, that for unforeseen reasons, the Company may be required to repair or replace a substantial number of products in use or to reimburse persons for products that fail to work or meet strict performance criteria. Any such occurrence could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does carry product liability insurance, but there can be no assurance that existing coverage is adequate for current operations or will be adequate for future operations. The Company's business could be adversely affected by the assertion of product liability claims.

PROTECTION OF PROPRIETARY TECHNOLOGY

        The Company's ability to compete effectively will depend in part on its ability to maintain the proprietary nature of its technology, products and manufacturing processes. The Company principally relies upon patent, copyright, trade secret and contract law to establish and protect its proprietary rights. The success of the Company's products business will depend in part on its proprietary technology and the Company's protection of such technology. The Company holds United States and foreign patents covering certain of its products and technologies and has other patent applications pending. No assurance can be given that the claims allowed on any patents held by the Company will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. The loss of patent protection on the Company's technology or the circumvention of its patent protection by competitors could have a material adverse effect on the Company's ability to compete successfully in its products business. There can be no assurance that any existing or future patent applications by the Company will result in issued patents with the scope of the claims sought by the Company, or at all, that any current or future issued or licensed patents, trade secrets or know-how will afford sufficient protection against competitors with similar technologies or processes, or that any patents issued will not be infringed upon or designed around by others. In addition, there can be no assurance that others will not independently develop proprietary technologies and processes which are the same as or substantially equivalent or superior to those of the Company. Further, there can be no assurance that the Company has not or will not infringe prior or future patents owned by others, that the Company will not need to acquire licenses under patents belonging to others for technology potentially useful or necessary to the Company, or that such licenses will be available to the Company, if at all, on terms acceptable to the Company. Litigation, which could result in substantial cost to the Company and diversion of management attention, may also be necessary to enforce any patents issued to the Company or to determine the scope and validity of other parties' proprietary rights. If the outcome of any such litigation is adverse to the Company, its business could be adversely affected. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent offices, which could result in substantial cost to the Company and limitations on the scope or validity of the Company's patents. The Company also relies on trade secrets and proprietary know-how which it seeks to protect by confidentiality agreements with its employees and consultants and with third parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that its trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

RISKS ASSOCIATED WITH MANAGING EXPANSION OF OPERATIONS

        The Company has experienced significant growth in recent years and believes that in order to be successful it must continue to grow rapidly. In order to grow rapidly, the Company will be required to expand, train and manage its employee base, particularly skilled technical, marketing and management personnel. Rapid growth will also require an increase in the level of responsibility for both existing and new management and will require the Company to implement and improve operational, financial and management information procedures and controls. The Company competes with some of the major technology, consulting and software companies in seeking to attract qualified personnel. There can be no assurance that the management skills and systems currently in place will be adequate or that the Company will be able to manage any significant growth it experiences effectively and to hire or assimilate new personnel necessary to pursue its growth strategy. Any failure to adequately manage growth could materially and adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE UPON SOLE AND LIMITED SOURCES OF SUPPLY; RISKS ASSOCIATED WITH IMPLEMENTATION OF LARGER SCALE MANUFACTURING CAPABILITIES

        Certain of the components included in the Company's products are obtained from a single source or a limited group of suppliers, the most important of which are the charge coupled devices and ASICs for the Bio-ID products and the charge coupled devices for the biometric imaging products. The Company has no long term agreements with any of its suppliers. Although the Company seeks to reduce dependence on these sole and limited sources of suppliers, the partial or complete loss of certain of these sources or the delay in receiving supplies from these sources could result in delays in manufacturing and shipping of products to customers and require the incurrence of development and other costs to establish alternative sources of supply. While the Company attempts to maintain a few months worth of inventory on sole sourced components, it may take the Company several months to locate alternative suppliers if required, and/or to re-tool its products to accommodate components from different suppliers. If the Company is required to seek alternative suppliers, there can be no assurance that the Company will be able to obtain such components within the time frames required by the Company at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components on a timely basis in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a material adverse effect on the Company's business, financial condition and results of operations.

        Historically, the volume of the Company's production requirements for the law enforcement and public sectors has not placed significant capacity constraints on the Company's manufacturing and assembling products. However, as the Company begins to market its capabilities for potentially larger volume commercial applications such as information security and time-and-attendance, the Company may be required to fulfill larger orders in a short period of time and to implement measures to decrease product costs. There can be no assurance that the Company will be able to scale-up its manufacturing and assembling capacities to fulfill such orders and to decrease manufacturing costs. Any failure by the Company to implement higher volume manufacturing or reduce product costs for commercial applications could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS

        As part of its business strategy, the Company intends to acquire assets and businesses principally relating to or complementary to its current operations. The Company acquired Fingerscan in March 1996, IAS in June

1996 and BAT in July 1997. These and other acquisitions by the Company, if any, will be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things, potential exposure to unknown liabilities of acquired companies or to acquisition costs and expenses exceeding amounts anticipated for such purposes; fluctuations in the Company's quarterly and annual operating results due to the costs and expenses of acquiring and integrating new businesses; the difficulty and expense of assimilating the operations and personnel of the companies; the potential disruption of the Company's ongoing business and diversion of management time and attention; the inability of management to maximize the Company's financial and strategic position by the successful incorporation of acquired technology; the maintenance of uniform standards, controls, procedures and policies; the impairment of relationships with and possible loss of key employees and customers as a result of changes in management; the incurrence of amortization expenses if an acquisition is accounted for as a purchase; and dilution to the shareholders of the Company if the consideration for the acquisition consists of stock. In addition, the difficulty of integrating certain companies may be increased by geographic distances. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

DEPENDENCE UPON KEY PERSONNEL; NEED TO HIRE ADDITIONAL QUALIFIED PERSONNEL

        The Company's success will depend upon its ability to retain its current senior management team and key technical, marketing and sales personnel and its ability to identify, attract and retain additional highly qualified personnel. The Company's employees may voluntarily terminate their employment with the Company at any time, and competition for qualified employees, especially engineers, is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out the Company's strategy is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's business, financial condition and results of operations.

VOLATILITY OF STOCK PRICE

        The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Company's Common Stock, like the stock prices of many technology companies, has been, and may continue to be, highly volatile. Variations in quarterly operating results, the timing and volume of procurements for the Company's products and services, announcements of technological innovations or new products or services by the Company or by the Company's competitors, announcements regarding product pricing by the Company or its competitors, failure of the Company to meet earnings or revenue projections of market analysts, the commencement of litigation, the developments in or outcome of any litigation, developments in patent or other proprietary rights, and economic and other external factors, among other factors, may have a material adverse effect on the market price of the Company's Common Stock.

SHARE HOLDINGS OF ASCOM HOLDING

        As of March 31, 1997, Ascom USA Inc. ("Ascom"), beneficially owned approximately 21% of the outstanding Common Stock. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. The Company is a party to a Voting Trust Agreement ("Voting Trust Agreement") with Ascom whereby Ascom deposited all of its 5,177,824 shares of the Company's Common Stock ("Voting Stock") into a voting trust ("Voting Trust"). The Trustee has voting control of the Voting Stock. The Voting Trust Agreement expires in 2004. Ascom has preemptive rights with respect to issuances of the Company's securities and registration rights with respect to the securities it holds. The Company's ability to obtain additional financing on favorable terms in the future may be adversely affected by the existence of these preemptive rights and registration rights.

                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders. See "Selling Shareholders."

                              PLAN OF DISTRIBUTION

        Some or all of the Shares covered by this Prospectus will be offered by the Selling Shareholders through broker-dealers who receive ordinary brokers' commissions in connection with such sales. The Shares may be sold in privately negotiated transactions or otherwise, and participating broker-dealers may act as agents or principals, or both, in connection with such sales. Identix has not entered into any agreements, arrangements or understandings for the sale of the Shares covered by this Prospectus. The Selling Shareholders and any other persons who participate in the resale of the Shares, may be deemed to be underwriters under the Securities Act. Any commissions paid or any discounts or concessions allowed by such person, any profits received on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Identix is registering the Shares pursuant to contractual obligations and has paid expenses of the preparation of the Prospectus.

                              SELLING SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Shareholders as of the date of this Prospectus and as adjusted to reflect the sale of the Common Stock offered hereby. Except as otherwise indicated, the Company believes that the beneficial owner of the securities listed below, based on information provided by such owner, has sole investment and voting power with respect to the Common Stock shown as being beneficially owned by each of the Selling Shareholders.


                                           SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                   OWNED              NUMBER            OWNED
                                             PRIOR TO OFFERING          OF          AFTER OFFERING
                                          ----------------------      SHARES     --------------------
                                           NUMBER     PERCENT(1)     OFFERED     NUMBER    PERCENT(1)
                                          -------     ----------     -------     -------   ----------

Michael J. Stock.......................   171,000         *           42,750     128,250        *

David K. Holdsworth...................... 110,250         *           27,563      82,687        *

Max Von Erdsmanndorff.................... 110,250         *           27,562      82,688        *

Rebecca Hierholzer.......................  13,500         *            3,375      10,125        *

Gary A. Landers..........................  13,500         *            3,375      10,125        *

Steven Lee Russell.......................  13,500         *            3,375      10,125        *

Jim Meyers...............................   4,500         *            1,125       3,375        *

Keith Bowman.............................   4,500         *            1,125       3,375        *

Withrow Landers P.C. Pension Fund, FBO
Gary A. Landers..........................   4,500         *            1,125       3,375        *

Withrow Landers P.C. Pension Fund, FBO
Stephen Lee Russell......................   4,500         *            1,125       3,375        *
                                          -------       ----         -------     -------      ----
           TOTALS                         450,000       1.80%        112,500     337,500      1.35%

*   Less than one percent of the outstanding shares of Common Stock.

(1) Applicable percentage of ownership for each shareholder is based on 24,946,778 shares of Common Stock outstanding as of July 31, 1997.

                                  LEGAL MATTERS

        The validity of the Common Stock offered hereby will be passed upon for the Company by Heller Ehrman White & McAuliffe, Palo Alto, California.

                                     EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Identix Incorporated for the year ended June 30, 1996 have been so incorporated in reliance on the report of Price Waterhouse, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the Common Stock being registered. All amounts are estimated except the SEC Registration Fee and the American Stock Exchange, Inc. and Pacific Stock Exchange, Inc. listing fees.

            SEC Registration fee..............................   $   340
            American Stock Exchange, Inc. listing fee.........     2,240
            Accounting Fees and Expenses......................     1,000
            Legal Fees and Expenses...........................    10,000
            Miscellaneous.....................................     1,420
                                                                 ==========
                    Total.....................................   $15,000
                                                                 ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 317 of the California Corporations Code permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, indemnity in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

        Article Fourth of the registrant's Articles of Incorporation provides as follows:

        FOURTH: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents as defined in Section 317 of the California Corporations Code), whether by bylaw. agreement or otherwise in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters, as they are incurred. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.

        Article VI of the registrant's Bylaws provides as follows:

        Section 1. INDEMNIFICATION. As authorized by the articles of incorporation, to the fullest extent permissible under California law and in excess of that which is expressly permitted by Section 317 of the California Corporations Code (the "Code"), the corporation shall indemnify its directors and officers against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans). To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this bylaw in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses. If, after the effective date of this bylaw, California law is amended in a manner which permits the corporation to authorize indemnification of, or advancement of expenses to, its directors or officers, in any such case to a greater extent than is permitted on such effective date, the references in this bylaw to "California law" shall to that extent be deemed to refer to California law as so amended. The rights granted by this bylaw are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

        Section 2. PROCEDURE. Upon written request to the Board of Directors by a person seeking indemnification under this bylaw, the Board shall promptly determine in accordance with Section 317(e) of the Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation's expense) or the corporation's shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

        Section 3. DEFINITIONS. The term "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative. The term "expenses" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification.

        In addition, the Company has indemnification agreements with each of its officers and directors.


ITEM 16. EXHIBITS

        (a)     Exhibits

              5.1     Opinion of Heller Ehrman White & McAuliffe

             23.1 Consent of Heller Ehrman White & McAuliffe (contained in opinion filed as Exhibit 5. 1)

             23.2     Consent of Price Waterhouse LLP, Independent Accountants

             24.1     Power of Attorney (see page II-4)


ITEM 17. UNDERTAKINGS

        A. The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Articles of Incorporation and Bylaws, and the California Corporations Code, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Act in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, California on August 8, 1997.

                               IDENTIX, INCORPORATED

                               By: /s/ Randall C. Fowler
                                   ----------------------------------
                                   Randall C. Fowler
                                   President, Chief Executive Officer
                                   and Director


                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Randall C. Fowler and James P. Scullion his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                              OFFICE                        DATE
             ---------                              ------                        ----


/s/ Randall C. Fowler                 President, Chief Executive Officer    August 8, 1997
-----------------------------------   and Director (Principal Executive
         Randall C. Fowler            Officer)


/s/ James P. Scullion                 Vice President, Finance, Chief        August 8, 1997
-----------------------------------   Financial Officer and Secretary
         James P. Scullion            (Principal Financial and
                                      Accounting Officer)


/s/ Randall Hawks, Jr.                Director                              August 8, 1997
-----------------------------------
        Randall Hawks, Jr.


/s/ Patrick H. Morton                 Director                              August 8, 1997
-----------------------------------
         Patrick H. Morton


/s/ Fred U. Sutter                    Director                              August 8, 1997
-----------------------------------
          Fred U. Sutter


/s/ Harrison N. Walther               Director                              August 8, 1997
-----------------------------------
        Harrison N. Walther


/s/ Larry J. Wells                    Director                              August 8, 1997
-----------------------------------
          Larry J. Wells

/s/ Ed Zschau                         Director                              August 8, 1997
-----------------------------------
            Ed Zschau

                                INDEX TO EXHIBITS



  Exhibit No.          Description                                             Page
---------------        ------------------------------------------------   ---------------
    5.1                Opinion of Heller, Ehrman, White & McAuliffe
   23.1                Consent of Heller, Ehrman, White & McAuliffe
                       (contained in opinion filed as Exhibit 5.1))
   23.2                Consent of Price Waterhouse LLP, Independent
                       Accountants
   24.1                Power of Attorney (see page II-4)